Exhibit 4.1

Below is a list of the individuals that have signed note in Exhibit 4.1 along with the date the note was issued and the amount.

Name	Last Name	Note Amount	Date issued
Alberto	Cattabriga	20,000	2/3/2010
Alfred	Damus	10,000	2/3/2010
George	Ghawi	2,000	2/3/2010
Ken	West	25,000	3/10/2010
Brian	Levy	3,000	3/22/2010
Mario	Rivera	5,500	3/22/2010
Ricardo	Rivero	9,000	3/22/2010
Norman	Williams	5,000	3/22/2010
Armando	Cortina	5,000	3/25/2010
Glen	Falk	5,000	3/25/2010
Bill	Mills	5,000	3/25/2010
Norman	Wass	2,500	3/25/2010
Jon	Grossman	2,500	3/31/2010
Richard	Cole	50,000	4/1/2010
Henry	Amundson	5,000	4/5/2010
Mark	Bromson	100,000	4/5/2010
Carlos	Cruz	1,000	4/5/2010
Scott	Solomon	2,500	4/5/2010
Hugh	Quinn	75,000	4/6/2010
Jason	Becht	1,500	4/8/2010
Frank	Butaric	2,000	4/8/2010
George	Kolettis	100,000	4/8/2010
Christopher	Lopez	3,000	4/8/2010
Gilbert	Beauperthuy	30,000	4/14/2010
Robert	Dunne	50,000	4/14/2010
Stephan	Bess	25,000	4/15/2010
Lawrence	May	60,000	7/1/2010
Robert	Selner	40,000	7/6/2010
	TOTAL	644,500

PROMISSORY NOTE

$	As of March ___, 2010

FOR VALUE RECEIVED, pursuant to this promissory note (this “Note”), the undersigned, Internal Fixation Systems, Inc. (the “Maker”), whose address is 10100 N.W. 116th Way, Suite 18, Miami, Florida 33178 promises to pay to the order of ___________ (the “Payee”), whose address is _____________; in lawful money of the United States of America, the principal sum of ____ THOUSAND AND 00/100 Dollars ($______.__), in accordance with the terms below.

BACKGROUND

The Maker anticipates entering into a Transaction (the “Proposed Transaction”) pursuant to which Maker will become a publicly traded company or a subsidiary of a publicly traded company within the next year after the launch of its new product line. Maker needs additional financing in the form of a Bridge Loan in order to manufacture inventory and purchase the necessary instruments and surgical sets.  This Bridge Loan will be no less than Two Hundred Thousand Dollars and no more than Five Hundred Thousand Dollars in total.  Notwithstanding the immediately preceding sentence, Payee shall have no obligation to lend or advance funds to Maker beyond the principal amount set forth in the initial paragraph of this Note.

1.           PAYMENTS.

1.1           PRINCIPAL.  Upon Closing of the Proposed Transaction the principal due hereunder shall be payable to the Payee within Fifteen (15) working days after the Closing Date. If the Proposed Transaction does not occur before November 30, 2010, the Principal and any accrued interest shall be due and payable on December 15, 2010.

1.2           INTEREST – Interest will accrue at 9% APR. Interest will be paid and compounded quarterly.

1.3           ADDITIONAL CONSIDERATION – As an additional inducement to enter into this Promissory Note, Maker shall issue one (1) share of Maker’s Common Stock for each one dollar ($1.00) of face value of this Promissory Note as described above (the “Shares”).  Maker represents that there are Ten Million shares of Common Stock authorized and Three Million shares outstanding immediately prior to the issuance of this bridge Loan.

2.           MANNER OF PAYMENT.  All payments of principal on this Note shall be made by certified or bank check at Payee’s address above, or at such other place in the United States of America as the Payee shall designate to the Maker in writing or by wire transfer of immediately available funds to an account designated by the Payee in writing. If any payment of principal on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Florida.

3.           PREPAYMENT.  The Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note.

4.           SECURITY INTEREST.  Payment of any principal and interest due under this Note shall be secured by a lien and security interest in all of the current and future, tangible and intangible, assets of the Maker, which lien is and shall be subordinate only to the liens on Maker’s equipment leases.  Maker will, at its expense, execute, deliver, file and record (in such manner and form as Payee may require), or permit Payee to file and record, any financing statements, or any carbon, photographic or other reproduction of a financing statement, any specific assignments or other paper that may be reasonably necessary or desirable, or that Payee may request, in order to create, preserve, perfect or validate any security interest or to enable Payee to exercise and enforce its rights hereunder with respect to any of the collateral described above in this paragraph.  Maker hereby appoints Payee as Maker’s attorney-in-fact to execute in the name and behalf of Maker such additional financing statements as Payee may request.

5.           DEFAULTS.

5.1           EVENTS OF DEFAULT.  The occurrence of any one or more of the following events with respect to the Maker shall constitute an event of default hereunder (“Event of Default”):

(a)           The failure of Maker to make any payment to Payee due hereunder within three (3) days after such amount is due;

(b)           The failure by Maker to perform any other covenant or obligation of Maker under this Note which is not cured within ten (10) days after written notice thereof by Payee to Maker;

(c)           Any representation and warranty made by Maker in this Note not being materially true and correct on the date of this Note;

(d)           The filing of any petition under the federal Bankruptcy Code or any similar federal or state statute by or against the Maker and such petition is not discharged within ten (10) days after filing;

(e)           The appointment of a receiver for, the making of a general assignment for the benefit of creditors by, or the insolvency of the Maker and any of same is not discharged within ten (10) days after the occurrence thereof; or

(f)           The consummation of either the sale, assignment, transfer or other disposition of any of the issued and outstanding membership interest, voting interests or equity interests of the Maker, if the proceeds received by the Maker up to and including the amount of the outstanding principal under this Note are not paid to Payee within three (3) business days after the consummation of such transaction.

Upon the occurrence and during the continuance of an Event of Default hereunder, the Payee may, by written notice to the Maker, accelerate the indebtedness evidenced by this Note whereupon the outstanding principal amount of this Note shall forthwith become due and payable, without presentation, demand, protest or further notice of any kind, all of which are hereby expressly waived.

Upon the occurrence and during the continuance of an Event of Default hereunder, Payee may, at its option, declare all indebtedness secured hereby immediately due and payable without demand or notice of any kind and the same thereupon shall immediately become and be due and payable without demand or notice.  Payee shall have and may exercise from time to time any and all rights and remedies of a secured party under the Uniform Commercial Code and any and all other rights and remedies available to it under any other applicable law, including the right to foreclose the security interest granted by this Note upon any and all collateral securing this Note.  After a default occurs and upon request or demand of Payee, Maker shall, at Maker's expense, assemble the collateral and make it available to the Payee.  Maker shall promptly pay all: (a) costs of Payee of collection of any and all of the indebtedness and enforcement of rights hereunder following an Event of Default, including reasonable attorneys’ fees, paralegal fees, legal expenses and court costs, including such fees, expenses and costs incurred in bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals and any anticipated post-judgment collection services; and (b) reasonable expenses of any necessary repairs to any realty or other property to which any of the collateral may be affixed or be a part other than arising as a result of Payee's negligence or willful misconduct.  Expenses of retaking, holding, preparing for sale, selling, or the like, shall include reasonable costs and attorneys’ fees incurred by Payee to the full extent provided in the preceding sentence.

The failure to exercise the option to accelerate the maturity of this Note or any other right, remedy or recourse available to the Payee upon the occurrence of an Event of Default hereunder shall not constitute a waiver of the right of the Payee to exercise the same at that time or at any subsequent time with respect to such Event of Default or any other Event of Default.  The rights, remedies and recourses of the Payee, as provided in this Note, shall be cumulative and concurrent and may be pursued separately, successively or together.  The acceptance by the Payee of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of the Payee, or nullify any prior exercise of any such right, remedy of recourse, or (ii) impair, reduce, release or extinguish the obligations of any party liable under this Note.

6.   NOTICE BY THE MAKER.  The Maker shall notify the Payee in writing within five (5) days after the occurrence of any Event of Default of which the Maker acquires knowledge.

7.   REPRESENTATIONS OF MAKER  The Maker represents that the Maker is in compliance with all laws, the financials provided by Maker to Payee are true and correct, all taxes owed by Maker are paid currently and that there exists no litigation or governmental investigation or proceedings that Maker (or the corporate officer of Maker signing below) is aware of.

Company will not pay any officer salaries until after Closing of the Proposed Transaction. Upon Closing of the Proposed Transaction, Company shall elect a Board of Directors who shall decide Compensation of officers and other issues normally handles by a corporate Board of Directors

8.   REMEDIES.  Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by the Payee), the Payee may, at its option, (i) by written notice to the Maker, declare the entire unpaid principal balance of this Note, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from the Maker all sums due under this Note. The Maker shall pay all reasonable costs and expenses incurred by or on behalf of the Payee in connection with the Payee’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees. Upon the occurrence of an Event of Default, interest shall accrue dating back to the original date of this note at 12% per annum.

9.   WAIVER.  The rights and remedies of the Payee under this Note shall be cumulative and not alternative.  No waiver by the Payee of any right or remedy under this Note shall be effective unless in a writing signed by the Payee.  Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by the Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of the Payee arising out of this Note can be discharged by the Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by the Payee; (b) no waiver that may be given by the Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on the Maker will be deemed to be a waiver of any obligation of the Maker or of the right of the Payee to take further action without notice or demand as provided in this Note. The Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

10.   NOTICES.  Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a nationally recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses set forth in the introductory paragraph of this Note or at such other addresses as may be furnished in writing.

11.   SEVERABILITY.  If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.   GOVERNING LAW.  This Note will be governed by the laws of the State of Florida without regard to conflicts of laws principles

13.   PARTIES IN INTEREST.  This Note shall bind the Maker and its successors and assigns. This Note shall not be assigned or transferred by the Payee without the express prior written consent of the Maker, except by will or, in default thereof, by operation of law, and such consent may not be unreasonably withheld by Maker.

14.   SECTION HEADINGS, CONSTRUCTION.  The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified.  All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

15.   FIRST AMENDED SHAREHOLDER AGREEMENT.  The First Amended Shareholder Agreement shall remain in place only as it pertains to the original shareholders who are signors of the agreement. Upon Closing of the Proposed Transaction, the Shareholder Agreement shall be deemed Void by all of the Parties.

16.   DOCUMENTARY STAMPS .  Maker agrees to pay all documentary stamps associated with this Note. Maker shall provide Payee with evidence that Documentary Stamps were paid.

IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the date first stated above.

INTERNAL FIXATION SYSTEMS:

_______________________
Signature
By: Stephen Dresnick
Title: President

PAYEE:

_______________________

_______________________
Signature
_______________________
(Social Security Number)